Exhibit 99.4

“XEROX AND FUJI ARE ‘SWINGING A SHORT STICK HARD’”

- Darwin Deason responds to Xerox’s Reply Briefs and public comments

New York, N.Y., Apr. 19, 2018 - Darwin Deason, a long-term and third-largest shareholder of Xerox Corp. (“Xerox”), issued the following statement in response to Xerox’s public comments and Reply Briefs filed today with the Supreme Court of the State of New York, New York County:

“As they say in Texas, Xerox and Fuji are ‘swinging a short stick hard’ in this case. A whitewash defense won’t work here given the hundreds of documents, text messages and emails from the directors, Mr. Jacobson, and Fuji that establish every fact in my complaint.

If Mr. Keegan is concerned with ‘omissions’ and ‘distortions’, then why did he and Mr. Jacobson redact facts as big as Texas that are highly material to me and other long-term and long-suffering shareholders – just like they did with the crown-jewel lockup?

Answer: Because they are hiding and continue to hide incredibly harmful facts that are damaging to their credibility and contrary to their public statements.

I have attached what I told Xerox in my deposition – in no uncertain terms – what I think about this deal and the process that led to it.”

CONTACT:

Deason Capital Services, LLC

Jennifer Cole

(214) 378 3600

SECURITY HOLDERS ARE ADVISED TO READ THE PROXY STATEMENT AND OTHER DOCUMENTS RELATED TO THE SOLICITATION OF PROXIES BY CARL ICAHN, DARWIN DEASON AND THEIR RESPECTIVE AFFILIATES FROM THE SHAREHOLDERS OF XEROX CORPORATION IN CONNECTION WITH THE PROPOSED TRANSACTIONS BETWEEN XEROX CORPORATION AND FUJIFILM HOLDINGS CORPORATION (THE “TRANSACTION”) AND/OR FOR USE AT THE 2018 ANNUAL MEETING OF SHAREHOLDERS OF XEROX CORPORATION (THE “ANNUAL MEETING”) WHEN THEY BECOME AVAILABLE BECAUSE THEY WILL CONTAIN IMPORTANT INFORMATION, INCLUDING INFORMATION RELATING TO THE PARTICIPANTS IN SUCH PROXY SOLICITATION. WHEN COMPLETED, A DEFINITIVE PROXY STATEMENT AND A FORM OF PROXY RELATED TO THE TRANSACTION AND/OR THE ANNUAL MEETING WILL BE MAILED TO SHAREHOLDERS OF XEROX CORPORATION AND WILL ALSO BE AVAILABLE AT NO CHARGE AT THE SECURITIES AND EXCHANGE COMMISSION'S WEBSITE AT HTTP://WWW.SEC.GOV. INFORMATION RELATING TO THE PARTICIPANTS IN SUCH PROXY SOLICITATION IS CONTAINED IN THE SCHEDULE 14A FILED BY CARL ICAHN, DARWIN DEASON AND THEIR RESPECTIVE AFFILIATES WITH THE SECURITIES AND EXCHANGE COMMISSION ON MARCH 14, 2018.

Exhibit A

Excerpt from Darwin Deason Deposition Taken on March 30, 2018

2 […] I find out

3 late January when this announcement was made that

4 this is what they had done and they had this lockup

5 on the whole Asian market. The largest market for

6 Xerox in the world has locked -- they're locked out

7 of it. Who would buy Xerox when they're locked out

8 of the largest market in the world except Fuji. So

9 therefore they tried to do a deal that's never done

10 in the United States. I'm pissed off about that

11 too. Who wants to own 49.9 percent of a Japanese

12 controlled company? You name me one other company

13 in the United States that's publicly traded that's

14 49.9 percent owned by a Japanese company. I don't

15 think there is one. If there is, I haven't found it

16 yet. And I don't want to own and the shareholders,

17 if they have a chance to vote on it, they're not

18 going to want to own 49.9 percent of a

19 Japanese-owned company. It's not fair. It's not

20 right. It's not done. It's done in Japan, but it's

21 not done in the United States. As I understand it.

22 You may find a case where it has been, but I haven't

23 been able to find it. So that is just so -- like I

24 said earlier, it's so outrageous -- and they didn't

25 tell me then when I sent the [May 2017 letter to the Xerox Board]. They hid it

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2 from me. It wasn't a matter of hiding -- it was in

3 addition to hiding it from shareholders, of which

4 I've been a large shareholder, sometimes the

5 largest, sometimes the second largest, now the third

6 largest since Carl Icahn bought in, for almost ten

7 years and they didn't tell me. But I didn't deserve

8 to know any more than the shareholder that owned one

9 share. I understand that. The shareholders need to

10 know this. And the shareholders before they vote on

11 this transaction, if there is to be a transaction to

12 be voted on, they need to know what has gone on,

13 they need to know what these directors did, they

14 need to know how self-serving Jacobson has been, how

15 self-serving some of these directors have been, in

16 my opinion, then they can decide. I totally agree.

17 Something you said earlier to me and I answered no.

18 You asked me do you -- are you trying to stop the

19 shareholders from voting. I am not. The

20 shareholders should be -- that's who should decide

21 this after they get a fair assessment of the market

22 and a fair market check and a fair assessment of

23 whether that contract can be broken with Fuji or

24 not. And I don't know whether that can be done or

25 not. I know it runs out in a year or two, two and a

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2 half years or so, so it could be cancelled then.

3 So I tried to -- I know I've talked to

4 much. You didn't ask that specific question, but I

5 wanted to tell you why I am so upset about this and

6 why I filed this lawsuit. I can't answer for you

7 what did I know on this page and this -- you know, I

8 don't know that. I am not a lawyer. I didn't write

9 this. I know generally what I'm upset about. I

10 know that. Ask me about that and I'll tell you

11 upside down and backwards. But how this was

12 written, what's -- in what page, page number and --

13 I don't know that. Not expected to know that I

14 don't think.